FIELDPOINT PETROLEUM CORPORATION

AUSTIN, TX – July 25, 2019 – FieldPoint Petroleum Corporation (OTC: FPPP) today announced the resignation of Moss Adams LLP, (“Former Auditor”).  The Former Auditor served as auditors of the Company’s financial statements from November 16, 2017 through July 19, 2019.

The audit reports of the Former Auditor for the Company’s fiscal years ending in December 31, 2017 and December 31, 2018 did not contain any adverse opinion or a disclaimer opinion and were not qualified or modified as to the uncertainty, audit scope or accounting principle, except that there was an explanatory paragraph describing the conditions that raised substantial doubt about the Company’s ability to continue as a going concern for the fiscal years ended December 31, 2017 and 2018.

From November 16, 2017 through July 19, 2019 the period during which the Former Auditor was engaged as the Company’s independent registered public accounting firm, there were no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Auditor would have caused the Former Auditor to make reference to  the subject matter of the disagreements as defined in Item 304 of Regulation S-K in connection with any reports it would have issued, and there were no “reportable events” as such term is described in item 304(a) (1) (iv) and (v) of Regulation S-K.

The Company has provided the Moss Adams LLP with a copy of this current report on form 8-K (this “Report”) prior to its filing with the Securities and Exchange Commission (the “SEC”), and requested Moss Adams LLP to furnish the Company with a letter addressed to the SEC stating that it agrees with statements made in this Report.  A copy of Moss Adams LLP’s letter dated July 25, 2019 is attached as Exhibit 16.1 to this report.

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming. For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3560 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746